EXHIBIT 99.2

OPENTV CORP.

Q4 2008 Investor Conference Call

Transcript of Prepared Remarks

February 25, 2009

5:00 a.m. PST

Operator

Good day, ladies and gentlemen and welcome to the fourth quarter 2008 OpenTV Corp. earnings conference call. My name is Mary, and I’ll be your coordinator today. [Operator instructions] I would now like to turn the presentation over to your host for today’s call, Mr. Mark Beariault, General Counsel. Please proceed.

Mark Beariault – OpenTV Corp. – General Counsel

Thank you, operator. Before we begin today, please note that we have made available a short presentation in PDF format containing financial information about OpenTV that members of management may refer to on this call. I invite you now to view the presentation by visiting the Investor Relations page of our Web site located at www.opentv.com.

Also, I would remind you that during this call, members of OpenTV’s management, in addition to discussing the actual results of this past quarter, will be making forward-looking statements. These forward-looking statements are based on our current expectations and beliefs, and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.

For example, statements regarding forecasted growth of the markets for our products, our ability to expand our product offerings, our ability to maintain the momentum in our revenue growth and to achieve positive net income, and our financial guidance for 2009 are all forward-looking statements.

For a detailed discussion of the factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K filed with the SEC, and any updates to those risk factors contained in our quarterly reports on Form 10-Q and the other documents that we file from time to time with the SEC. Those documents and reports can be viewed on the Investor Relations page of our website. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

During this call, we will also refer to certain non-US GAAP financial measures, such as adjusted EBITDA and billings, which management believes are helpful in understanding our business and performance. We have included a reconciliation of those measures to US GAAP measures in the financial materials posted on the Investor Relations page. We will also make available a webcast replay of this conference call on our website.

With that, I will turn the call over to Ben Bennett, Chief Executive Officer of OpenTV.

Ben Bennett – OpenTV Corp. – Chief Executive Officer

Thank you, Mark, and good morning to everyone. I am pleased to report today that OpenTV delivered revenues of $28.9 million and net income of $2.3 million for the fourth quarter of 2008. These results brought to a close a successful year at OpenTV.

2008 marked the first profitable year in the company’s history. This is a key milestone for our shareholders, customers and staff, and we fully intend to build on this success moving forward. Despite a difficult economy, our financial results for the year were solid, exceeding both our revenue and net income guidance. We were able to achieve these results by improving service delivery to customers and building a more efficient operating structure. Billings for 2008 were $123 million, representing growth of 14% over 2007, and revenue increased approximately 6% to $117 million. In addition, we successfully converted this growth into bottom line returns demonstrating that as we grow, our business model can scale. Net income improved to $9.6 million in 2008 compared to a loss of $5.2 million in 2007 and a loss of $10.8 million in 2006. We also continued to generate strong positive operating cash flow of over $14 million and today maintain a strong balance sheet with almost $103 million in cash and cash equivalents and no debt. Shum will provide additional details on the financials in a few minutes, but let me say that the OpenTV team and I are proud of these results and the progress that we have made with our products and business processes. In particular, we exceeded our profitability goals which, as many listeners will recall, was a fundamental goal that we set for the company and one which was a major milestone for our shareholders. Our work is not done but we believe we have a solid foundation from which to grow the business.

We continue to make good progress in our efforts to expand into emerging markets and 2008 also saw us secure some strategic wins in mature PayTV markets such as Western Europe and Japan. As Mark mentioned, we posted a few slides on our web site that lend some historical perspective to our performance and where we are today. Slides 2 and 3 of that presentation highlight the steady growth we have achieved in total digital device shipments as well as the growth of PVR shipments. In 2008, over 20.6 million OpenTV-software enabled digital devices were shipped, bringing the total shipped to date worldwide to over 121 million. Of the devices shipped in 2008, 2.7 million were PVR-enabled devices, which represents about a 56% increase over 2007 and brings the total OpenTV PVR-enabled devices to just over 7 million to date. The worldwide shift from analogue to digital TV is good news for OpenTV’s business. The more homes that convert worldwide the better the opportunity for OpenTV to market its range of software products for device-based middleware, enhanced interactive services and enterprise solutions such as advanced advertising. We are confident that demand for digital TV and advanced services will continue to grow for the foreseeable future, although in light of economic conditions we are forecasting a slightly reduced pace of growth in 2009.

To put these metrics into better perspective, here are some middleware successes we achieved in 2008:

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In Asia-Pacific, we began work with SKY PerfectTV, Japan’s largest pay-TV operator; we commercially launched our Core2 HD PVR enabled set-top box with FOXTEL, Australia’s largest pay TV operator; and to support our activities in the region we expanded our operations in Tokyo to accommodate local integration and sales support teams. We also strengthened our Beijing operations expanding into a larger facility focused on engineering and QA.

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We remain active in emerging markets like South America where we launched NET in Brazil last year; and India, where we recently opened a new office in Mumbai and appointed a General Manager to oversee expansion in this region and support key customers including DishTV and WWIL of Essel Group, BigTV of Reliance Communications and SunTV Direct.

•

In the more developed markets, we were successful in extending our relationships with some key customers in 2008. This success was due, in part, to the advances that the team has made both in our product features and customer support and delivery. Examples of this include long-time customers who extended their relationships with us last year such as MCA in South Africa and Europe-based UPC and also new and exciting projects with hybrid operators such as Portugal Telecom.

During 2008, we also made some significant progress with the adoption of our advanced advertising solutions. Let me highlight a few of those achievements for you today.

•	We successfully launched EclipsePlus, our latest campaign management platform for cable ad sales operators.

•	Comcast has deployed the product in five key markets representing nearly 10 million subscribers.

•	Time Warner has agreed to install our EclipsePlus solution in five regional operating centers representing 10.5 million subscribers and we continue good discussions with them on further deployments.

•	We have also seen increased adoption by other U.S. MSO’s including Brighthouse, Cablevision, Charter and MidContinent Communications.

•

Our campaign management solution now delivers spot advertising to more than 28.5 million cable subscribers in the U.S., representing approximately 45% of that local market. I have to say I am pleased with the close working relationships that we have developed with our US cable customers particularly during this difficult economic period for the TV advertising industry as a whole.

I can’t stress enough how important it is for U.S. companies such as OpenTV to continue development of new and advanced features for our products during this economic downturn. Of course, it’s a fine balancing act but companies that can afford to sustain their R&D efforts will be well positioned to win further market share once the downturn cycle reverses. We aim to be one of those companies.

With the latest developments in our middleware platform our solutions will offer increased value to our customers to help them reclaim and grow their subscriber base. In the future, we expect to support advanced user interfaces that will, for example, logically group media content and enable viewers to rapidly filter content from multiple sources. In addition, users are increasingly creating their own personal content, including digital pictures, movies and music, and our media sharing solutions will extend the navigation capabilities of the set-top-box beyond Pay-TV content. As a Silicon Valley company, we are keenly aware of the impact of the Internet on the digital TV space and we are making critical investments around TV and Web convergence to fully embrace this opportunity and to help our customers bring niche, long tail content from the internet into the living room.

Looking forward to 2009, our strategy will be to continue to innovate and invest in our key product roadmaps with an additional emphasis on embracing areas such as TV and Web convergence, broadband enabled STB’s and TV’s, the adoption of open standards, digital TV advertising and, of course, the enablement of advanced interactive services for consumers. Although the economic climate may have a dampening effect on the rate of Digital TV expansion in the short term, we continue to believe good opportunities exist and we are confident of the long term market trend. We will continue to market and sell our products in both mature and emerging PayTV markets particularly India, Latin America, China and Eastern Europe.

In addition to our traditional Cable and Satellite PayTV markets, we are also exploring possible opportunities for our technology and services in new vertical markets such as Telecommunications and Digital Terrestrial. I will say that all of these efforts will be executed under the goal of sustaining positive cash flow and profitability which, although challenging given the current market conditions, is absolutely achievable, and the OpenTV management team remains fully committed to it.

In closing, 2008 was a solid year as we successfully executed on our strategy and delivered on our promise to our shareholders of improved financial performance. We operate in a global digital TV market that continues to grow. Our efforts these past few years to build a solid financial foundation at OpenTV position us well to weather the current economic climate and allow us to continue to make critical investments in our technologies. We have a lot of work to do, but I remain confident that this strategy will help the company gain market share and fuel our long term growth.

With that, I’ll now hand the call over to Shum who will discuss the quarter and year-end results in a little more detail. Shum?

Shum Muhkerjee – OpenTV Corp. – EVP, CFO

Thank you, Ben. Good morning everyone.

Billings in Q4 2008 were $29.1 million, up 4% over Q4 2007, reflecting a $1.8 million, or 7%, increase in middleware billings, partially offset by a reduction of $500,000 in billings in the advertising segment.

In the Americas region, billings were down by $1 million, or 23%, primarily due to a late royalty report. We recently received this report, so the associated royalties will be reflected in our Q1 09 billings and revenues.

Billings in our EMEA region were down $900,000, or 6%, primarily reflecting lower set-top box shipments to UPC as compared with Q4 of 2007. This was partially offset by increased billings of $1.6m to MCA in Africa, $660,000 to Portugal Telecom and $543,000 to Sky Italia.

Middleware billings in the Asia-Pacific region were up $3.1m, or 49%, compared to Q4 of 2007, primarily reflecting increased billings of $2.2m to Reliance in India.

Revenues in Q4 2008 were $28.9 million, down 24% compared to Q4 2007, which included the effect of the movement of $10.5 million from deferred revenue to revenue as a result of the completion of deliverables to UPC. Revenues in the middleware segment were $25.7 million, down 27% from Q4 2007 and revenues in the advertising segment were $3.3 million, up 3% compared to Q4 2007.

Adjusted EBITDA before unusual items in Q4 2008 was $3.9 million, compared to $12.1 million in Q4 2007, primarily reflecting lower revenues but this was offset by improved trends in our level of expenses. Net income in Q4 2008 was $2.3 million or $0.02 per diluted share, compared to $11.0 million or $0.08 per diluted share in Q4 2007.

Full year billings were $123 million, up $14.5 million or 14% over 2007, reflecting gains of 12% and 20% respectively from our middleware and advertising product lines. Full-year 2008 revenues of $116.5 million exceeded our guidance for 2008. Full year revenue increased $6.5 million or 6% over 2007 full-year revenues, reflecting gains of 6% and 8% respectively from our middleware and advertising segments.

Adjusted EBITDA before unusual items for 2008 was $17.6 million, compared to $8.3 million in the same period of 2007, reflecting increases in contribution margin of $8.7 million in the middleware segment on a revenue increase of $5.5 million, and increased contribution margin of $1.4 million in the advertising segment on a revenue increase of $1 million.

Slides 7 through 9 in the presentation posted on our website provide segment information and a reconciliation of contribution margin and adjusted EBITDA to net income.

As Ben mentioned earlier, 2008 marked the Company’s first year of profitability. Full-year net income was $9.6 million or $0.07, compared to a net loss of $5.2 million in 2007. Our results were driven by the successful execution of several profitability initiatives implemented over the last few years including:

•	eliminating unprofitable product lines;

•	initiating process improvement programs to improve quality, expedite delivery and enhance customer satisfaction;

•	rationalizing our overhead structure;

•	balancing new headcount additions between US, Europe and Asia to achieve a more productive and more cost efficient employee base; and

•	implementing cost control initiatives and stronger discipline on discretionary expenses which resulted in cost savings for the year of 7%.

Our balance sheet and financial position remain strong. As of December 31, 2008 our cash portfolio was $102.8 million, compared to $81.8 million on December 31, 2007. Cash generated from continuing operations was $14.2 million for full year 2008, compared to cash of $16.2 million for the full year 2007. Deferred revenue at year end 2008 was $33.2 million, compared to deferred revenue of $24.1 million at year-end 2007. Slide 10 of the presentation demonstrates the growth of our cash position over the last few years.

Looking ahead into 2009, given the current worldwide economic climate and the potential for this to impact our customers’ spending decisions, we are anticipating a slight decline in set-top box shipments. Based on this, we are guiding to billings of $125 million to $135 million and full year GAAP revenues of $117 million to $123 million. As Ben indicated, we believe we are in a relatively strong competitive position and we will use this opportunity to continue investing in process improvements and product development. Despite these planned expenses, we still expect to be profitable on the net income level for full year 2009. We are continuously monitoring the impact that the current economic environment may have on our customers and our business. Having achieved profitability, we aim to maintain it, so we have careful cost control measures in place and the ability to reduce costs further if needed.

I would now like to hand the call back to Ben who will give some concluding remarks.

Ben Bennett – OpenTV Corp. – Chief Executive Officer

Thank you, Shum.

We have a cautiously optimistic outlook for OpenTV in 2009. Clearly the economic environment has deteriorated significantly and that could impact our performance if network operators begin to slow set-top box orders and service deployments. But our visibility into the business is fairly stable at the moment, and we believe that the initiatives we have implemented to streamline our operations, our technology strategy and our strong balance sheet position us well in this challenging market.

And now Shum, Mark, and I will be pleased to answer your questions.